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                                                             EXHIBIT (h)(53)(a)

        Rule 22c-2 Information Sharing and Restricted Trading Agreement

AGREEMENT entered into as of April 16, 2007, or such other compliance date mandated by Rule 22c-2 of the Investment Company Act of 1940 ("Rule 22c-2"), whichever shall last occur, by and between OppenheimerFunds Services, a division of OppenheimerFunds, Inc., OppenheimerFunds Distributor, Inc. ( together "Fund Agent") and The United States Life Insurance Company in the City of New York ("Intermediary").

This Agreement is an addendum to the Participation Agreement between Fund Agent and Intermediary. This Agreement changes the terms of the Participation Agreement only to the extent specifically so required by this Agreement.

As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

"Shareholders" shall mean those contract or policy owners of the Intermediary who maintain an interest in an Account with the mutual funds of Fund Agent (the "Funds"). The term not does include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940./1/

"Shares" shall mean the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

"Written" shall include electronic writings and facsimile transmissions.

WHEREAS, the Intermediary offers or otherwise makes available the Funds to or for contract and/or policy owners of Intermediary;

WHEREAS, pursuant to Rule 22c-2, Fund Agent is required to enter into a shareholder information agreement with every intermediary who holds shares of the Funds in omnibus accounts and submits orders directly to Fund Agent's transfer agent or to a registered clearing agency;

WHEREAS, this Agreement sets forth the terms and conditions for information sharing for the Fund Agent and Intermediary in accordance with Rule 22c-2; and
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/1/ As defined in SEC Rule 22c-2(b), term "excepted fund" means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

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WHEREAS, this Agreement shall inure to the benefit of and shall be binding upon the undersigned and each such entity shall be either a Fund Agent or Intermediary for purposes of this Agreement (the Fund Agent and the Intermediary shall be collectively referred to herein as the "Parties" and individually as a "Party");

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Fund Agent and Intermediary hereby agree as follows:

Shareholder Information

1. Agreement to Provide Information. Intermediary agrees to provide the Fund Agent, upon written request, the taxpayer identification number ("TIN"), or an equivalent identifying number such as a contract or policy identification number, of any or all Shareholder(s) of the Funds, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an Account maintained by the Intermediary during the period covered by the request. Intermediary shall only be required to provide the information in regard to transactions that are initiated or directed by the Shareholder, and shall not be required to provide information in regard to transactions that are executed automatically by the Intermediary, such transactions resulting from dollar cost averaging programs, automatic rebalancing programs, periodic deduction of fees, and redemptions pursuant to a systematic withdrawal plan.

Shareholder Information requests must be directed to the Intermediary's representatives as identified in Appendix A to this Agreement, or other mutually agreed upon representative.

1.1 Period Covered by Request. Requests must set forth a specific period to be examined, not to exceed 180 days from the date of Intermediary's receipt of the written request. Any such information request must be reasonable as to the period covered, and Fund Agent shall initiate any such request only as the Fund Agent deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of outstanding Shares issued by the Fund.

1.2 Timing of Requests. Notwithstanding paragraph 1.1 above, Fund requests for Shareholder information may be made quarterly. The Fund may request Shareholder information more frequently than quarterly as the Fund Agent deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of outstanding Shares issued by the Fund .

1.3 Form and Timing of Response. Intermediary agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than 10 business days after receipt of a request. If the requested information is not on the Intermediary's books and records, Intermediary agrees to

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provide or arrange to provide to the Fund the requested information from
Shareholders who hold an account with an indirect intermediary. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Parties. Information regarding transactions resulting from dollar cost averaging programs, automatic rebalancing programs, periodic deduction of fees, and redemptions pursuant to a systematic withdrawal plan will not be provided in Shareholder Information sent to the Fund Agent; therefore, the Shareholder Information provided for a certain period will not be equal to the omnibus trades made during that same period.

1.4 Limitations on Use of Information. The Fund agrees not to use the Shareholder Information received for any purpose (i) other than as necessary to comply with the provisions of Rule 22c-2, nor (ii) for any purpose not permitted under the privacy provisions of Title V of the Gramm-Leach-Bliley Act and comparable state laws, including, but not limited to marketing or any other similar purpose without the prior written consent of Intermediary.

2. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from Fund Agent to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by Fund Agent as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's Account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. The Fund will only request a restriction on trading for a Shareholder after that Shareholder has been identified by the Fund as having potentially engaged in transactions of Fund Shares (directly or indirectly through the Intermediary's Account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued by the Fund.

Restriction of Trading requests must be directed to the Intermediary's representatives as identified in Appendix A to this Agreement, or other mutually agreed upon representative.

2.1 Form of Instructions for Restriction of Trading. Restriction of trading instructions must include the TIN or an equivalent identifying number of the Shareholder(s) or Account(s) or other agreed upon information to which the instruction relates.

2.2 Timing of Response. Intermediary agrees to use its best efforts to execute Fund Agent's instructions as soon as reasonably practicable, but not later than 10 business days after Fund Agent's instructions are received by the Intermediary.

2.3 Confirmation by Intermediary. Intermediary agrees to use its best efforts to provide confirmation to Fund Agent that Fund Agent's instructions have been executed. Intermediary agrees to use its best efforts to provide confirmation as soon as reasonably practicable, if possible not later than fifteen business days after the instructions have been executed. Intermediary also agrees to use its best efforts to provide notice to Fund Agent within the same amount of time in the event Intermediary cannot or has not executed such instructions.

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2.4 Force Majeure. Either Party is excused from performance and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of the Parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, acts of war or terrorism, actions or decrees of governmental bodies, and similar occurrences. The Party who has been so affected shall, if physically possible, promptly give written notice to the other Party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such event or contingency.

In all other respects, this Agreement is controlled by the Participation Agreement between the Parties.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

OPPENHEIMERFUNDS SERVICES
(a division of OppenheimerFunds, Inc.)

By:
       -----------------------------

Name:
       -----------------------------

Title:
       -----------------------------

OPPENHEIMERFUNDS DISTRIBUTOR, INC.

By:
       -----------------------------

Name:
       -----------------------------

Title:
       -----------------------------

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

By:                                     Attest:
       -----------------------------            -----------------------------

Name:                                   Name:
       -----------------------------            -----------------------------

Title:                                  Title:
       -----------------------------            -----------------------------
                                        (Seal)

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                                  Appendix A

                      Representatives of the Intermediary

Requests for Shareholder Information or Trading Restrictions must be directed to:

      Jennifer Powell
      Senior Counsel
      AIG American General
      2929 Allen Parkway, A30-25
      Houston, TX 77019
      (713) 831-4954

and to:

      Michael McArthur
      Variable Products Accounting
      AIG American General
      2727-A Allen Parkway
      Houston, TX 77019
      (713) 831-3504

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                                  Appendix B

                  Market Timing Policies of the Intermediary

Market timing. The Policies are not designed for professional market timing organizations or other entities or individuals using programmed and frequent transfers involving large amounts. Market timing carries risks with it, including:

..   dilution in the value of Fund shares underlying investment options of other
    Policy owners;

..   interference with the efficient management of the Fund's portfolio; and

..   increased administrative costs.

   We have policies and procedures that require us to monitor the Policies to determine if a Policy owner requests:

..   an exchange out of a variable investment option, other than the money market investment option, within two calendar weeks of an earlier exchange into that same variable investment option;

..   an exchange into a variable investment option, other than the money market investment option, within two calendar weeks of an earlier exchange out of that same variable investment option; or

..   exchanges into or out of the same variable investment option, other than the money market investment option, more than twice in any one calendar quarter.

   If any of the above transactions occurs, we will suspend such Policy owner's same day or overnight delivery transfer privileges (including website, e-mail and facsimile communications) with prior notice to prevent market timing efforts that could be harmful to other Policy owners or beneficiaries. Such notice of suspension will take the form of either a letter mailed to your last known address, or a telephone call from our Administrative Center to inform you that effective immediately, your same day or overnight delivery transfer privileges have been suspended. A Policy owner's first violation of this policy will result in the suspension of Policy transfer privileges for ninety days. A Policy owner's subsequent violations of this policy will result in the suspension of Policy transfer privileges for six months. Transfers under dollar cost averaging, automatic rebalancing or any other automatic transfer arrangements to which we have agreed are not affected by these procedures.

   The procedures above will be followed in all circumstances and we will treat all Policy owners the same.

   In addition, Policy owners incur a $25 charge for each transfer in excess of 12 each Policy year.

   Restrictions initiated by the Funds. The Funds have policies and procedures restricting transfers into the Fund. For this reason or for any other reason the Fund deems necessary, a Fund may instruct us to reject a Policy owner's transfer request. Additionally, a Fund may instruct us to restrict all purchases or transfers by a particular Policy owner, whether into or out of the Fund. We will follow the Fund's instructions.

   Please read the Funds' prospectuses and supplements for information about restrictions that may be initiated by the Funds.